Exhibit 99.1

April 9, 2020

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. PROVIDES FINANCIAL UPDATE AND DETAILED COST ACTIONS

Milwaukee, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicles, is providing an additional financial update and further actions taken in response to the COVID-19 pandemic.

The company is temporarily lowering its Executive team and Vice President base salaries between 10% to 40%. During this time, the Board of Directors is also reducing their cash compensation by 30%. The company has also furloughed most salaried employees within its Recreation segment which, as previously disclosed, suspended normal production activities during the week of March 23rd, 2020.

“We are implementing cost saving and operational actions to enhance liquidity and maintain financial flexibility,” stated REV Group, Inc. President and CEO Rod Rushing. “We continue to monitor our end market demand and our supply chain and have developed contingency plans should future developments warrant further action.”

Additional efforts to increase liquidity include the suspension of the company’s quarterly dividend beginning fiscal second quarter 2020, sale of non-operating assets and taking advantage of all additional cash flow opportunities available from the recently enacted CARES Act. These efforts are expected to generate additional cash proceeds in the range of $30 to $35 million in fiscal year 2020.

REV Group, Inc. currently maintains strong liquidity with approximately $200 million of availability under its existing ABL credit facility including cash on hand. Focus on cash and expense management has resulted in cash receipts exceeding cash payments in recent weeks and the company will seek to create additional positive cash flow from continuing to reduce expenses and manage working capital for cash.

“While it was necessary to suspend production within the Recreation segment, we have maintained operations at approximately 70% of our facilities on a total revenue basis. Over the past month, we have experienced increased demand in our Ambulance division, and we continue to deliver fire trucks and public transportation vehicles against our backlog. I want to thank all of our employees for their commitment and resilience and recognize the support of their families as we continue to navigate through this challenging environment. We also want to thank our customers for their support, as well as first responders and all others on the front lines of this crisis who are helping our country manage through these difficult times,” concluded Rushing.

About REV Group

REV Group (REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles and ‘RVs’). Our diverse portfolio is made up of well-established principal vehicle brands including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to

Exhibit 99.1

be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Drew Konop

VP, Investor Relations & Corporate Development

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)